Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Salem Media Group, Inc. of our report dated July 1, 2019 on the financial statements of Salem Media Group, Inc. Employees 401(k) Plan appearing in the 2018 Annual Report on Form 11-K of Salem Media Group, Inc. Employees 401(k) Plan.

/s/ Crowe LLP

Sherman Oaks, California

July 16, 2019